Rule 424(b)(3)


                                 LRS CAPITAL INC

                        8,000,000 Shares of Common Stock

       Up to 8,000,000 shares of our common stock are being sold by the officers and directors of LRS on a self-underwritten, best efforts basis, with no minimum. The offering will commence on the date of this prospectus and continue for nine months or until all the shares offered are sold, if earlier. We will not escrow the funds received in the purchase of our common stock. We will issue certificates for common stock purchased within ten business days after receipt of a fully executed subscription agreement that is accepted by us and good funds for the purchase are in our account.

       No public market exists for our common stock. A public market may not develop after the sale of the shares.

       We are entirely dependent on the proceeds of this offering to fund our operations.

       Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                           Per Share           Total
                                           ---------        ------------
         Public offering price...........    $.125          $1,000,000(1)


       -----------------

       (1) Assumes all 8,000,000 shares offered are sold. The expenses of this offering, estimated at $50,000, will be deducted from the total proceeds to LRS.



                The date of this prospectus is May 14, 2001

                                Table of Contents

                                    Page                                    Page


Summary...............................1   Management..........................20
Risk Factors..........................3   Executive Compensation..............21
Use of Proceeds.......................8   Principal Stockholders..............22
Dividend Policy.......................9   Description of Securities...........23
Determination of Offering Price ......9   Shares Eligible for Future Resale...24
Dilution of the Price Paid                Plan of Distribution................24
   for the Shares....................10   Legal Matters.......................25
Capitalization.......................11   Experts.............................26
Management's Discussion and               Where You Can Find
   Analysis of Financial Condition           Additional Information...........26
   and Results of Operations.........12   Index to Financial Statements......F-1
Business.............................14




       LRS Capital Inc., referred to in this prospectus as LRS, we or us, is engaged in the identification, acquisition and exploration of mining prospects with tungsten bearing mineralization. We were incorporated in Delaware in October 1998. Our executive offices are located at 141 Adelaide Street West, Suite 1004, Toronto, Ontario, Canada M5V 3L5. Our telephone number is (416) 597-0202. We refer to prospective investors as you or the investor(s).

                                     Summary

       This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us


       LRS is engaged in the identification, acquisition and exploration of mining prospects with tungsten mineralization. At present, our main thrust is to search and explore for a commercially viable mineralization of tungsten that could be the basis from which we might produce revenues. Exploration for commercially viable mineralizations includes a high degree of risk which careful evaluations, experience and factual knowledge may not eliminate. The locating of a substantial mineralization may result in economic rewards, but investors must take special note that very few prospects which are explored ever produce any return on invested capital.

       We currently have one mining prospect in west-central Nevada. The prospect consists of 30 unpatented claims. We plan to explore of this prospect to determine mineralization levels and mining feasibility. There is no assurance that a commercially viable mineralized body of tungsten or other minerals exists in this prospect. We will not know this until sufficient and appropriate exploration work and a final evaluation of the legal and economic feasibility is done.


       We have had no revenues to date. We expect to incur substantial expenses in the exploration for tungsten mineralization before we realize any revenues from our efforts. Because we are in the very early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.


       LRS contracted with Wolfranium Corporation Inc. to locate, stake and record 20 to 40 mining claims. Thirty claims were staked for LRS under this agreement. On March 28, 2001, LRS was notified that the agreement was assigned to Platoro West Incorporated. Under this agreement, LRS paid $13,000 and is obligated to pay an additional $75,000 in the aggregate over the five years commencing May 6, 2001. LRS is also responsible for reimbursement of the yearly registration and filing fees for the staked claims which Platoro is obligated to maintain on our behalf. If the claims are developed, LRS will pay a net smelter royalty of two percent. LRS is obligated to issue shares of common stock under the agreement as additional consideration, the number being issued annually on May 6, 2000 through May 6, 2003, and the calculation being based on the shares of LRS outstanding on the date of issuance pursuant to an upward and downward anti-dilution clause. LRS was obligated to issue and has issued 2,700 shares in respect of the May 6, 2000 obligation.

       Obligations by the parties to the consulting agreement must be performed on the basis of "time is of the essence." If LRS is in default, the remedy is that LRS will transfer and convey to Platoro all of its rights, title and interest in and to the mining claims and to all the mineralization located therein to which the agreement relates, and all prior payments will be retained by those paid. Because the only current mining claims of LRS are those subject to the agreement, in the event of a default by LRS, it will lose substantially all its assets and not be able to continue in business. In such a circumstance, investors in LRS would lose their entire investment.

The Offering

Securities offered..................Up to 8,000,000 shares of common stock.

Common stock outstanding
prior to the offering...............2,654,720 shares

Common stock to be outstanding
after the offering..................10,654,720 shares (assuming all 8,000,000 shares are sold)

Use of proceeds.....................We intend to use the net proceeds of this offering as follows:

                                    o    Identification and acquisition of
                                         mining prospects

                                    o    Update prior exploration studies

                                    o    Permitting expenses

                                    o    Working capital

Subscription method.................Investors will be asked to complete an investor subscription agreement and return it to us with the purchase price.

Certificate issuance................Within ten business day after receipt and acceptance of investor subscription
                                    agreement and good funds, a certificate
                                    for the shares will be sent to the address supplied.

                                  Risk Factors

       You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We have no history running our mining business upon which investors may evaluate our performance.

        We are in the exploration stage of our business. We have not engaged in any substantive business operations to date. More particularly, we have not engaged in any mining operations beyond that of obtaining 30 unpatented claims for one mining prospect through a consulting company. We have not engaged in exploratory activities or feasibility studies in respect of the mining prospects. You should consider our business future based on the risks associated with our early stage and lack of experience.

Our ability to operate will depend on our ability to face all the challenges of a new business.

       We expect to face many challenges in the start up of our business. These will include:

o      Engaging the services of qualified support personnel and consultants;
o      Establishing and maintaining budgets;
o      Implementing appropriate financial controls;
o      Acquiring relevant information efficiently;
o      Staking and evaluating appropriate mining prospects; and
o      Establishing initial exploration plans for mining prospects.

The failure to address one or more of these may impair our ability to carry out our business plan.

We will be dependant on others for the implementation of our business plan in the early periods.

       To initially locate and obtain mining prospects, we have relied upon and will continue to rely on an outside consultant. We also will rely on other consultants and independent contractors in the exploratory stage of our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on staked mining prospects and the subsequent evaluation and assessment activities necessary to determine the viability of a mining prospect. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

Our officers and directors have no prior experience in operating a company in the mining industry.

       Our officers and directors have business experience in fields other than exploration for mineral deposits and the mining industry. It is possible that they may make mistakes in business judgment that a person with mining experience would not make. They are dependent on the experience of consultants for implementation of the business plan.

Mineral exploration has many inherent risks of operations which may prevent ultimate success.

       Mineral exploration has significant risks. Some of these include the following:


o The location of the sought after mineralization in staked claims and skillful management of these prospects once located.

o Mineralization may vary substantially in a prospect, rendering what was initially believed a profitable mineralization of little or no value.


o Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

                  - Changes in the value of minerals,
                  - Changes in regulations,
                  - Environmental concerns,
                  - Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and
                  - Labor issues.

Our business future is dependent on finding a prospect with sufficient mineralization and grade.


         Our business model depends on our locating a prospect with a sufficient amount of mineralization to justify surface and drilling sampling. No assurance can be give that our current data will be valuable in locating mineralization. Even if initial mineralization reports are positive, subsequent activities may determine that the prospect is not commercially viable. Thus, at any stage in the exploration process, we may determine there is no business reason to continue, and at that time, our financial position may not enable us to continue exploratory operations and will cause us to terminate our business.


We are relying on dated geological reports to locate potential mineral deposits which may be inaccurate.


         We are relying on reports typically several decades old to determine which potential claims to stake. There is no sure method of verifying the care and manner used to prepare these reports without further verification by us and our agents. Verification is expected to be costly and may take a considerable period of time. Verification may result in our rejecting a prospect; however, we will have borne the expense of this determination with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mineralization potential could result in significant unrecoverable expenses. Mineralization indications initially thought to be valuable may turn out to be of little value.

If we are in default to Platoro West Incorporated, we will have to transfer all our interests in the staked claims to Platoro West Incorporated.

         LRS contracted with Wolfranium Corporation Inc., an independent company, to locate, stake and register 20 to 40 claims likely to contain ^ tungsten mineralization. The agreement was assigned March 28, 2001 to Platoro West Incorporated. The obligations of LRS under this agreement include payment of royalties and reimbursement of expenses and issuance of shares of common stock based on a formula until May 6, 2003. If LRS is in default of any obligation under the agreement, the remedy is that LRS may be required to transfer to it all the right, title and interest in the staked claims and minerals located therein to Platoro and Platoro (or Wolfranium, as the case may be) will retain all amounts and shares previously paid or issued under the terms of the agreement. Obligations under the agreement must be carried out immediately, with only a fifteen day grace period. Therefore, if LRS is in default, it will lose all its current assets and may not be able to carry on its business. In such event, investors would lose their entire investment.


Regulatory compliance is complex and the failure to meet all the various requirements could result in fines or other limitations on the proposed business.

         We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore for economic mineralization and our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with or the failure to comply with applicable regulation will affect the ability of LRS to succeed in its business plans and to generate revenues and profits.

The LRS business plan is premised on growth in the use of tungsten, which if it does not occur, may make tungsten mining uneconomical in the United States.


         The LRS business plan depends in large part on an increased demand in the use of tungsten with a concomitant rise in market prices. An increase in market use and prices for tungsten likely will generate industry interest in United States tungsten sources and will improve the chances of our overall success. If the use of tungsten does not increase, then it is likely current sources of tungsten will remain adequate for market supply and sources like those LRS is attempting to identify and explore will become marginalized. The result may be that LRS will have to curtail its business plan and investors will lose their investment.


Competition may develop which will be better able to locate, stake and develop tungsten sources more cost effectively and quicker than LRS.

         There are numerous junior and developed mining and exploration companies in existence that may be attracted to the tungsten mining business if the use of the mineral increases. LRS believes there are a significant number of companies that could have greater financial and personal assets than those available to LRS to locate, stake, explore and develop tungsten mineralization. These companies may be able to reach production stages sooner than LRS and obtain market share before LRS.

LRS will compete with mining enterprises for appropriate consultants and employees.


         LRS will compete in the hiring of appropriate geological and environmental experts to assist with location and exploration of claims and implementation of its business plan. LRS believes it will have to offer or pay appropriate cash compensation and options to induce persons to be associated with a very early stage company. If LRS is unable to make appropriate compensation packages to induce persons to be associated with a very early stage mineral exploration company because of limited resources, it will not be able to attract persons to carry out the work needed. If persons are not available or become discouraged with LRS after employment, LRS will not be able to implement its business plan. In that event, investors will have their investment impaired or lose the investment.

Risks Relating to Capital Requirements

LRS is entirely dependent on the proceeds of this offering to fund our exploratory activities.

         LRS currently has insufficient capital to engage in its full complement of projected exploratory activities and no sources for financing other than the proposed offering. The extent to which we will be able to implement our exploration for tungsten mineralization will be determined by the amount of proceeds from this offering.

LRS will required additional funds to those of this offering to fund its operations.


         The proceeds of this financing will not be sufficient for full exploration of our mining prospects or cover any post-exploration activities. ^ LRS will have to obtain the funds from external sources by the sale of additional equity or debt securities or both. Additionally, if the estimates about the one prospect to which LRS has staked claims prove incorrect or more costly to determine, LRS will need additional capital to identify and evaluate new prospects. Without additional capital when needed, LRS will have to curtail its business plan or abandon it.


LRS does not have any identified sources of additional capital, the absence of which may prevent LRS from continuing its operations.

         LRS does not have any arrangements with any investment banking firms of institutional lenders. Because LRS will need additional capital, it will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, LRS will have to limit or curtail operations.

^

Risks Relating to this Offering

         This offering is being made without an underwriter, therefore, it is possible that LRS will not sell all the shares offered.

         The offering is self-underwritten. This means LRS will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of our officers and directors, and we will not pay them any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If LRS does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of the company and require it to cease operations.

This offering is being made without any escrow of investor funds or provisions to return funds.


         When investors make a subscription for our common stock that is accepted, the purchase price will not be placed in any escrow accounts and will become a general asset of LRS. There is no minimum offering amount. Subscriptions will be accepted on a rolling basis. There are no investor protections for the return of invested monies. All proceeds will become assets of LRS for use in its exploration activities and business.


Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of LRS being able to operate on the funds raised.

         This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of funds will be raised for the intended use of proceeds. If insufficient funds are the result of this offering, LRS may have to curtail its operations, but investors will not be able to get their investment funds back.

Future sales of shares by our current stockholders could adversely affect the market price of our common stock.

         After completion of this offering, there will be 10,654,720 shares of our common stock outstanding if all the shares offered hereby are sold, of which 2,654,720 shares, or approximately 25%, will be held by our current stockholders. Of the amount held by the current stockholders, 900,200 shares may be sold under Rule 144 in the public market from time to time, without registration, subject to limits on the timing, amount and method of these sales imposed by the securities laws. After June 6, 2001, an additional 1,754,520 shares held by directors, officers and principal stockholders will be eligible for sale under Rule 144. You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

The offering price has been established by the board of directors arbitrarily.

         The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. We have not consulted with any finance professionals to determine the offering price.

The officers will have broad discretion in the use of proceeds from this offering.


         Although we have allocated the proceeds from this offering among several categories of uses, they may be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds in connection with the business requirements at the particular time. Therefore, investors must rely entirely on the business judgment of management in the use the offering proceeds and to determine how and what portions of the business plan will be implemented.


There has been no prior market for our common stock and the market price of the shares may fluctuate.

          There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

There can be no assurance that a public market will develop for the common stock.


         We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade.

We must wait until brokers take the appropriate action before our common stock ^ may be traded in that market. There can be no assurance that a market will develop for the common stock.


Investors may be not able to resell the shares acquired in the offering in the public markets.

         The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors ability to resell shares purchased in this offering.

Our directors and officers will have substantial ability to control our business direction.

         Because our directors and officers own a substantial number of shares of common stock, they are in a position to control, or at the least, influence the election of our directors. Therefore, they are able to influence the business operation of LRS.

                                 Use of Proceeds


         The offering is on a best efforts, no minimum basis. The principal use of proceeds will be to conduct exploratory activities to determine the mineralization and grade levels of our current mining prospect. Below are three alternatives of the application of proceeds that may be received in the offering. In each instance the applications assume net proceeds after offering expenses estimated at $50,000.




Activity                                      Net Proceeds Amount
--------                                      -------------------
Identification and acquisition
    of mining prospects               $30,000      $100,000      $250,000
Update prior exploration studies     $100,000      $280,000      $450,000
Permitting expenses                                 $60,000      $100,000
Working capital                       $20,000       $60,000      $150,000
                                     --------      --------      --------
         Total                       $150,000      $500,000      $950,000



         The identification and acquisition of mining prospects will include the costs associated with the current cash obligations to Platoro West
Incorporated which are the annual payments aggregating $75,000 over the next five years and the annual filing and registration expenses of $260 per claim staked and reimbursement of out of pocket expenses that are expected to be minimal.


         Because the information we are using to identify mining claims is dated, we must use a substantial amount of the proceeds of this offering to verify and update the previous exploration studies. Thereafter, we must conduct feasibility studies, including surface and drilling sampling and laboratory testing. Associated costs will be hiring geologists, boring equipment and paying labor costs.

         Prospect permitting expenses are those relating to maintaining our mining stakes and state and federal safety and environmental permits which must be issued before we commence exploratory activities. Our expenses will include the costs of employing mining consultants, legal expenses and filing fees.

         The working capital requirements of our company includes general administrative expenses, compensation, corporate overhead, office rental expense, accounting and professional expenses and similar expenses.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

         Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. If less than all the shares are sold, we correspondingly will limit our activities to fewer prospects and will delay the expenses associated with permitting because this is likely to occur later in our business plan. We also would reduce the working capital allocation and try to reduce the other anticipated expenses, especially in the area of updating exploration studies and conducting feasibility studies. Significant reductions in our business plan or delays in taking action may impair our ability to implement our business plan causing us to curtail all or substantial parts of our potential business operations

         In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan or management decisions based on arbitrary decision making. Investors should understand that we have wide discretion over the use of proceeds. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of LRS by stockholder action.

                                 Dividend Policy

         We expect to retain all earnings generated by our operations, if any, for the growth of our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                         Determination of Offering Price

         The price of the shares was arbitrarily determined in order for LRS to raise up to a total of $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the share in the public market, or that a public market will value the company as we have determined its value.

                    Dilution of the Price Paid for the Shares

         At December 31, 2000, we had a pro forma net tangible book value of $891,469 or $.08 per share of common stock. Net tangible book value is equal to total tangible assets minus total liabilities. Our net tangible book value per share is calculated by dividing our net tangible book value by 10,654,720 the total number of shares of common stock outstanding.

         At December 31, 2000, after giving pro forma effect to the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $.125 per share and the receipt by us of the net proceeds from this offering, our pro forma net tangible book value at December 31, 2000 would have been approximately $891,000, or approximately $.08 per share of common stock. The dilution is $.045 per share, or approximately 36%, less than the price you are paying per share in this offering. The following table illustrates this dilution:

      Assumed public offering price per share...........................$.125
                                                                        -----

      Net tangible book value per share of common stock
      as of December 31, 2000 (actual).................................($.02)

      Increase per share attributable to sale of common
      stock in this offering............................................$.10
                                                                        ----

      Pro forma net tangible book value per share of
      common stock after this offering..................................$.08

      Dilution per share of common stock to investors
      in this offering..................................................$.045
                                                                        =====

        The public offering price is substantially higher than the pro forma net tangible book value per share. Investors will incur immediate and substantial dilution.

        The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by our existing stockholders and by new investors in this offering:


                                                                        Total Con-
                              Price        Number of       Percent of   sideration      Percentage of
                              Per Share    Shares Held     Ownership    Paid            Consideration
Existing Stockholders         $.015          2,654,720       22.1%      $   35,290       3.4%

Investors in this offering    $.125          8,000,000       77.9%      $1,000,000      96.6%
                              -----        -----------     -------      ----------      -----
Total                                      10,654,720      100.0%       $1,035,290       100%

                                 Capitalization

   The following table sets forth our capitalization as of December 31, 2000.



                                                                  December 31,
                                                                      2000
                                                                      ----
Short Term Debt                                                       $32,952
Stockholders' Equity
         Common stock - $.001 par value, 15,000,000
         shares authorized, 2,654,720
         shares issued and outstanding;
         Paid in Capital                                                2,655
         Accumulated (Deficit)                                         35,335
                                                                     (96,521)
Total Stockholder's Equity                                          $(58,531)

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Plan of Operations

         LRS is in the exploration stage of locating a mineralization of tungsten on a prospect that it has staked in Nevada. To date, LRS has had no revenues and incurred organizational and other start up expenses.

         The expenses of LRS during the period of inception (October 7, 1998) to December 31, 2000 were general and administrative expenses relating to acquisition of mining claims, taxes, legal and accounting services, transfer agent fees, miscellaneous charges and amortization. During this period, LRS paid $96,521 for these expenses. For all periods reported on, LRS had losses.

         LRS had working capital deficit of $58,531 at December 31, 2000. At December 31, 1999 the working capital deficit was $28,282. LRS has funded its expenses and losses from the sale of shares of common stock in 1998 and 2000. These sales were to a limited member of investors in private placement transactions under an exemption from registration under the Securities Act of 1933.


         The focus of our business plan is to search and explore for tungsten mineralization that may be considered commercially viable. In connection with the exploration activities, a systematic exploration program consisting of geological mapping, geophysical and geochemical surveys, sampling, diamond drilling and metallurgical studies will be carried out to determine the economic potential of the prospect. The last principal element of the exploration program is a feasibility study to assess the viability of the prospect. A viability assessment includes consideration of the many factors that impact on the economic assessment of a project.

         LRS is entirely dependant on the offering for its capital requirements at this time. LRS will have to adjust the level of implementation of its business plan according to the amount of proceeds raised in this offering. Because its exploration program has some flexibility, we believe that LRS will be able to continue its operations for approximately 12 months after the offering, even if the full amount is not raised. This estimate does not take into account costs of unforeseen expenses arising from unanticipated problems. In the event of additional expenses, we will further adjust our business plan or obtain additional capital.


         Our research activities for the next 12 months are those associated with exploring the mineralization of identified and staked claims.


         LRS will require additional capital to continue to fund its expenses during the exploratory stage. At this time, all of LRS's capital requirements will have to come from external sources, either from the sale of securities or incurring of debt. Without additional capital, LRS will have to curtail its exploration plans, and it will not be able to implement its business plan. ^ LRS does not have any identified sources of capital. Moreover, it does not have any arrangements with investment banking firms or institutional lenders.

         The business of mineral exploration is generally capital intensive. If the estimates about the one prospect to which LRS has staked claims prove incorrect or more costly to determine, both possible outcomes, it will need capital additional to this offering to identify and evaluate new prospects. ^

                                    Business
Introduction


         LRS is engaged in the identification, acquisition, and exploration of mining prospects with tungsten mineralization located in the Western United States. At present, our main thrust is the search and exploration for a commercially viable mineralization of tungsten that could be the basis from which we might produce revenues. Investors in LRS should be reminded that most prospects do not yield positive economic returns. Therefore, an investment in LRS is very risky, and it is likely to result in a complete loss.

         LRS was organized under the laws of the state of Delaware on October 8, 1998. The executive offices are at 141 Adelaide Street West - Suite 1004, Toronto, Ontario, Canada M5H 3L5. Its telephone number is (416) 597-0202.


Description of Exploration Activities to be Undertaken


         In connection with its Pilot Mountain Project, LRS intends to conduct a systematic exploration program to determine whether or not the prospect is ultimately viable for tungsten mining. LRS intends to pursue an exploration program consisting of geological mapping, geophysical and geochemical surveys, ^ sampling, diamond drilling and metallurgical studies to determine the economic potential of the prospect. If these aspects of the exploration program provide favorable results, of which there can be no assurance given, a feasibility study will be conducted to assess the economic viability of the prospect.

 Prospecting

         Scheelite and powellite, both tungsten-bearing minerals are known to occur in the prospect. Initially, basic foot prospecting will be carried out on the prospect in an attempt to locate any surface evidence of potentially important mineralization. Often, economically important base and strategic metals are associated with iron sulphide minerals which, when they oxidize at surface, give rise to "gossanous" or "rusty" zones. These zones can be sampled to gain some insight into the importance of the gossan and determine if a full scale exploration program on the prospect is justified. Because scheelite and powellite have unique optical properties in that they fluoresce under ultraviolet light, it is the intent of LRS to include an ultraviolet or "blacklight" survey at night as part of its exploration program on the Pilot Mountain prospect.

          Thereafter, LRS plans to carry out exploration consisting essentially of surface geological mapping, ground geophysical and soil geochemical surveys and detailed surface sampling where evidence of tungsten mineralization is noted. If old, historical underground workings on the prospect are accessible, systematic sampling of the workings will be carried out. If the workings are found to be inaccessible by virtue of "caving" or "flooding", a determination will be made at the time as to whether the dewatering or rehabilitation of the workings would be warranted. Contingent on obtaining favorable results from the initial exploration work, LRS would initiate a program of diamond drilling to further evaluate the prospect. In the event that a significant mineralized deposit is indicated by the results from the drilling, metallurgical test work would be initiated and consideration would be given to undertaking feasibility evaluations.


Identification and Acquisition Tungsten Prospects


         LRS entered into an agreement with a mineral exploration company, Wolfranium Corporation Inc. which owns paper based data of geological exploration on approximately 1,500 mineral prospects, the majority of which are located in the United States. The data base was compiled in the 1950 through 1970 period, and contains exploration reports, metallurgical studies and feasibility documents. Based on the experience of management of Wolfranium
(and now Platoro) and review of a number of the prospects covered by the data, the materials are believed to still have valuable, useful information. LRS contracted with Wolfranium (now Platoro) to locate an initial mining prospect with reports of viable tungsten mineralization and to locate additional prospects in the future.

         After identification of a potential prospect. LRS will acquire the right to explore it. This is done by staking a claim which is a process or registration with state and federal officials LRS rights to the minerals in the land. If necessary, additional prospects will be identified and evaluated in a similar manner.


Update of Past Exploration Results and Feasibility Studies on Staked Claims


         Once LRS has acquired the right to explore for mineral deposits on specific prospects, it will perform exploratory activities. In addition to prospecting activities, it plans to contract with independent laboratories, sampling companies and geological and environmental consultants to update existing or produce necessary exploration reports. The results of the prospecting information and the exploration reports will be compiled to determine if feasibility studies should be commenced. LRS considers that these activities of exploration and assessment will determine what future lies in the prospects and will be used to evaluate what steps must be taken in the further commercialization of a prospect, if any. Claim that are not considered feasible will not be renewed with appropriate federal and state authorities.

         The purpose of the exploratory process is to identify what minerals are present in a prospect and the tonnage and grade levels. Further it is to determine whether or not to expand drilling to see if the mineralizations are sufficient to support a reserve. A reserve is that part of a mineral deposit which could be economically extracted or produced at the time of reserve determination. The exploratory process is also used to indicate recovery methods and recovery cost estimates against revenue estimates.


Tungsten Orientation

        Tungsten is an important industrial mineral. It has many uses in the modern industrialized world. When it is used with certain other metals, it has provided strength and wear resistance for various kinds of tools used in construction, mining and medal working. Tungsten is used in many household products such as light bulbs, television sets and magetrons for microwave ovens. Tungsten is also being used in munitions, such as bullets, because of its strength and it being environmentally superior to lead or uranium.

         LRS has focused on trying to locate tungsten mineralization because of its many industrial uses and military use. LRS believes that there will be some increase in demand in the near term. The demand will not necessarily be met from current sources, which would require alternative sources of tungsten to the current primary sources in the Peoples Republic of China.

Pilot Mountain Project

         LRS has acquired a 100% interest in the tungsten project known as Pilot Mountain in west-central Nevada. The LRS interest is the filing of mining stakes which allows LRS to explore the prospect. The mining stakes prevent others from exploring the land subject to the stakes for mineralization. The prospect consists of 30 unpatented claims located in Mineral County, approximately 45 miles west-northwest of Tonopah. The claims have been staked and recorded for LRS by Wolfranium. The prospect is easily accessible via improved gravel roads leading from U.S. highways. The prospect lies at elevations raging from 6,300 to 7,600 feet and enjoys year round access.

         The Pilot Mountain Project encompasses the historic workings of the Desert Scheelite, Gunmetal, Garnet and Good Hope mines, all of which are former tungsten producers.


         The Desert Scheelite mine first produced tungsten in the early 1940's. Early production was about 1,000 tons. Small addition tonnages were mined between 1952 and 1957. Total production amounted to less than 10,000 tons. In the early 1970's, there was further exploration of the prospect and extensive skarn deposits were discovered and found to contain substantial tonnages of tungsten bearing ore. The prospect was optioned to W.R. Grace which continued exploration but did not put the prospect into production. Published reserves were approximately 8 million tons containing 0.32% tungsten . With the tungsten was found significant copper and silver. The prospect was sold to Union Carbide which conducted additional exploration activities in the early 1980's. With the decrease in tungsten prices in the mid to late 1980's and the contemporaneous demise of the mining division of Union Carbide, the prospect became free of mining claims because they were not renewed by Union Carbide. Because they were not renewed by Union Carbide, Wolfranium was able to stake the claims for the benefit of LRS in accordance with state and county filing requirements and is now the record owner of the unpatented claims.


         The Gunmetal mine was first worked during World War 1. Intermittent operations continued through 1956 by various operators. Historical production grades were between 0.5% and 1.0% tungsten. The prospect lay dormant until Union Carbide began exploration in 1977. The registration of mine stakes related to this prospect were also not renewed in the 1980's; therefore, they became available for staking by Wolfranium for the benefit of LRS.

         The Garnet mine was operated intermittently from 1941 to 1943 by the Victory Tungsten Company. Historic production figures indicate that the average mineralization approached 0.5% in tenor.

         LRS does not have any historical production data on the Good Hope mine.

General Geology of the Project Area

         The general geology of the prospect is characterized by structurally complex calcareous, clastic and volcanic rocks of the Paleozoic and Mesozoic age intruded by monsonitic to granitic rocks. Cenozoic bi-modal volcanics cover much of this terrain. There have been several periods of folding and faulting. The prospect consist largely of the Luning formation which is limestone to dolomite with lesser amounts of sharel, argillite and congolomerate with granitic intrusions.


         The mineral deposits of each of the four mines consist of contact metamorphic deposits with tungsten occurring as scheelite and powellite within the tactite or skarn zone formed by metamorphism and metasomatism of the limestone where in intimate contact with the intrusives. Traces of other metals occur within some of the prospects ^. These include silver and zinc. At lesser amounts, traces of copper and molybdenum have been encountered in the prospect.

Claim Staking Agreement

         LRS contracted with Wolfranium Corporation Inc., a Colorado corporation, to locate, stake and record between 20 and 40 mining claims. The agreement was entered into on May 6, 1999 and assigned by Wolfranium to Platoro West Incorporated, a Nevada corporation, on March 28, 2001. Wolfranium staked the 30 unpatented claims for LRS described in this prospectus pursuant to this contract. LRS has paid an initial amount of $13,000 and is obligated to pay an additional $75,000 in the aggregate over the five years commencing May 6, 2001. LRS is also responsible for the filing and registration expenses of up to $260 per claim staked and the out-of-pocket expenses. In addition, if the prospects are developed, LRS will pay a net smelter royalty of two percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects. Notwithstanding the former requirement, if LRS does not sell any gold or silver that is recovered from any of the claims which is credited to its account because it elects to hold on to the precious metals, a royalty of 2% will be due nonetheless, payable within ninety days of the crediting to the LRS account.

         As additional compensation under the claim staking agreement, LRS has agreed to issue shares of common stock. LRS was initially obligated to issue an aggregate of 120,000 shares of common stock from May 6, 2000 through May 6, 2003. The number of shares is subject to an anti-dilution adjustment that requires either additional or fewer shares to be issued if on the issuance date the number of shares outstanding is either greater than or less than 10,000,000 shares. On May 6, 2000, Wolfranium was due 2,700 shares because of the adjustment provision, and these shares have been issued. The agreement provides for an additional 90,000 shares to be issued, but the actual number will be calculated on the issuance date and may result in either fewer or more shares being issued. Wolfranium was issued an additional 4,800 shares on May 6, 2000 as an advance for the future shares to be issued. Future issuances will be to Platoro West Incorporated.

         The royalty payment obligation may be terminated by payment of specified amounts to Platoro West Incorporated. To terminate the royalty obligation prior to May 6, 2005, LRS may pay $2,600,000, less all cash amounts theretofore paid by LRS to Wolfranium and Platoro. After May 6, 2005, the termination payment is $4,000,000, less all cash amounts theretofore paid by LRS to Wolfranium and Platoro.

         Obligations under the contract must be performed on the basis of "time is of the essence." Therefore, there is no ability for either party to not perform or make a payment later than obligated without being in breach of the agreement. If LRS is in default under the agreement, the remedy specified in the agreement is that it will transfer and convey to Platoro all of its right, title and interest in and to the mining claims and to all the mineralization located therein to which the agreement relates. In addition, in such default, Wolfranium and Platoro will retain all amounts previously paid and retain all shares previously issued under the agreement. In such event, LRS will lose substantially all its assets and would likely not be able to continue in business. Moreover, in such event, investors in LRS will lose their entire investment.

         Through this consulting arrangement, LRS has access to various historic databases relating to the mining prospects. The paper based data ^ relates to approximately 1,500 mining prospects which are made available to companies like LRS. The data largely was compiled between 1950 and 1970. Our agreement requires Platoro West Incorporated (formerly Wolfranium Corporation ^ Inc.) to sort through the data and identify potential prospects for LRS. Once LRS reviews the data, copies of which we are permitted to keep. Wolfranium Corporation Inc. Originally conducted by Wolfranium and now Platoro West Incorporated will conduct the mine staking process on our behalf. The information that LRS obtains from Wolfranium Corporation Inc. includes prior exploration reports, metallurgical studies and feasibility documents. Not all the reports are complete and many assumptions relating to the potential mineralization within the prospects are based on dated information, including prior market prices and regulatory costs. In any event, LRS must establish new ^ tonnage and grade estimates, feasibility studies and flow sheets. LRS cannot give any assurance that the prospects will prove to have the mineralization indicated in the existing documentation or that the prospects will be worth mining in the current economic and regulatory climate.

         Our claim staking agreement is not exclusive in that Wolfranium, and now Platoro, may make similar data sales and conduct claim staking for other persons or entities. While we maintain a staked claim that was identified for us under the agreement, it is our understanding that the related data will not be disclosed to any other parties.

Regulation


         We will be subject to regulation by numerous federal and state governmental authorities. The most significant will be the Federal Environmental Protection Agency, the Bureau of Land Management and comparable state agencies. To date, we have not been required to spend anything on compliance with environmental laws because we are not exploring, developing or operating any mining prospects. Currently, the estimated cost of compliance with these laws during the staking and exploratory stages is not significant. Regulatory compliance also will take management time to meet and assure compliance. If we fail to comply with these laws, will be subject to possible fines, many of which are considerable in amount.

         Currently, we and our agents must only comply with the annual staking and patent maintenance requirements of the State of Nevada and the United States Bureau of Land Management.


Competition


         We expect to compete with numerous junior mining and exploration companies to identify and acquire claims with potential. We believe that our mine staking contract for the identification of claims from a large database of previously explored prospects gives us a competitive advantage over many other junior mining and exploration companies. LRS believes the existence of the prior studies of mining prospects will help it identify prospects more likely to have the mineralization LRS seeks in a more cost efficient manner than if LRS searched for prospects using publicly available data, hiring geologists to make initial surveys and conducting other mineral identification and exploratory ^ activities to identify prospects on which to stake claims. Moreover, we believe having the specific data will aid our efforts when we begin our exploratory efforts in respect of a particular prospect because it may provide information helpful in the process.

         We also expect to compete for the hiring of appropriate geological and environmental experts to assist with exploration, feasibility studies and obtaining mining patents. In the future, we expect to compete for consultants, employees and equipment. Most of our current competitors have, and our future competitors are expected to have, greater financial assets and more personnel than us. Therefore, we anticipate that our ability to compete largely will depend on our financial assets which will directly influence our ability to hire and retain the required persons.


Employees

         LRS has one full time employee as of June 30, 2000. We expect to hire consultants and independent contractors during the early stages of implementing our business plan.

Properties


         The executive office of LRS is located at 141 Adelaide Street West, Suite 1004, Toronto, Ontario, Canada. At this location it shares an undesignated amount of space with another entity. Currently, the landlord and primary tenant are not charging LRS any rent. If LRS is obligated to pay rent at this location or obtain rental space for itself, it believes that space is readily available at market rates that it would be able to afford after the financing.


         See the description mining prospects under business for a description of the unpatented claims staked by LRS in Nevada.


                                   Management

         Our directors and executive officers are as follows:


Name                     Age         Position
Mitchell Geisler         29          President, Director (Chairman of the Board)
Cindy Roach              37          Secretary, Director
Kevin Wagman             28          Director

        Mr. Mitchell Geisler, has been the president and director of LRS Capital since 2000. Mr. Geisler has over 15 years experience in the hospitality and services industry. Mr. Geisler has been involved predominantly with establishing and consulting to entrepreneurs who are entering the industry and require expert advice on preparing and organizing their operations. From September 1995 to May 1997, Mr. Geisler managed Ruby Beets restaurant in Toronto, Ontario, From May 1997 to May 1998, he was a manager of bar operations at Summit House Grill, and since May 1998, he is a consultant to and president of 52 Restaurants Inc. Mr. Geisler holds a Bachelor of Arts degree from York University, Toronto, Canada.

        Ms. Cindy Roach, has been the Secretary and a director of LRS Capital since 2000. Ms. Roach has over 10 years experience as a consultant with group benefits and human resources administration. From 1990 to 2000, Ms. Roach was a group benefits consultant at Watson Wyatt Worldwide, a multi national benefits consulting organization.

        Mr. Kevin Wagman, has been the director of LRS Capital since 2000. Mr. Wagman is an experienced marketing and special promotions consultant. Since January 1997 Mr. Wagman has been the marketing and special event consultant with MONDO Events and Promotions. From August 1994 to December 1996 Mr. Wagman was the production manager with "Applause Applause" Productions in Toronto, Ontario, and the special events manager for JF&L Limited. Mr. Wagman earned a Masters of Business Administration in Marketing form the Schulich School of Business, York University, Toronto, Canada, and a Bachelors of Arts Honors in Mass Communications/Sociology also from York University.

Directors

         Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified. Directors are not compensated for their services to LRS. In the future, if LRS has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

         The board of directors of LRS has no committees. In the future, it may establish audit and compensation committees.


Limitation on Directors' Liabilities

         Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

         Delaware Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

                             Executive Compensation

         No executive officer receives any cash compensation or other benefits from LRS. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to the affairs of LRS and the availability of funds. Other elements of compensation, if any, will be determined at that time or at other times in the future.

         On June 6, 2000, LRS issued an aggregate of 200,000 shares of common stock to Messrs. Geisler and Wagman and Ms. Roach. Each person paid the par value of $.001 per share, or an aggregate of $200, and the balance of the aggregate value of the shares, $3,800, was compensation for past services by these persons during fiscal year 2000.

                             Principal Stockholders

         The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Each stockholder named has sole voting and investment power with respect to his or its shares. This table does not include options not exercisable within 60 days of the date of this prospectus. As of the date of this prospectus, there were 2,654,720 shares of common stock issued and outstanding.


Name and Address or               Number of Shares           Percentage Owned
Identity of Group                 Beneficially Owned         Before Offering
-----------------                 ------------------         ---------------
Mitchell Geisler(1)                  104,501                       3.9
Cindy Roach(1)                        50,000                       1.9
Kevin Wagman(1)                       50,000                       1.9
Marni Miller(2)(3)                 1,177,100                       44.3
David Roff(4)                        640,080                       24.1
Glen Akselrod(5)                     218,004                       8.2
Brice Scheschuk(6)                   259,002                       9.7
All officers and
    directors as a group             204,501                       7.7
    (3 persons)



(1) The address of each of these persons is c/o LRS Capital Inc., 141 Adelaide Street West, Suite ^ 1004, Toronto, Ontario, Canada M5H 3L5.


(2) Includes 817,020 shares owned of record by ZDG Investments of which Ms. Miller is the sole owner.

(3) The address of Ms. Miller is 23 Sandfield Road, Toronto, Ontario, Canada M3B 2B5.

(4) The address of Mr. Roff is 31 Walmer Road, Unit 6, Toronto, Ontario, Canada M5R 2W7.

(5) The address of Mr. Akselrod is 5785 Yonge Street, 701, Toronto, Ontario, Canada M2M 4J2

(6) The address of Mr. Scheschuk is 7 Walmer Road, Suite 1504, Toronto, Ontario, Canada M5R 2W8.

                            Description of Securities

Common Stock

         Our certificate of incorporation authorizes us to issue up to 15,000,000 shares of common stock, par value $.001 per share. There are 2,654,720 shares issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 10,654,720 shares of common stock issued and outstanding.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Transfer Agent

        The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey, 07716.

Limitations on Stockholder Proposals

         Our certificate of incorporation limits the ability of stockholders to nominate directors or propose resolutions for adoption by the stockholders at meetings of stockholders. In both instances, nominations and proposals must be submitted not less than 70 days prior to the scheduled meeting date with substantial information about the nominee or proposal, information about the proposing stockholder and reasons for the proposal. The certificate of incorporation also provides that consent actions by the stockholders without a meeting may only be taken by unanimous action. These above provisions may only be changed by a vote of two-thirds of the shares outstanding at the time of vote.

         The above provisions may deter or hinder the change of control of LRS thereby making it more difficult for a third-party to acquire the company, even if doing so would benefit the stockholders.

                         Shares Eligible for Future Sale

         After the completion of the full offering, we will have 10,654,720 shares of common stock outstanding. All 8,000,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. Of the amount of shares outstanding 900,200 shares may be sold from time to time in the public market without registration pursuant to Rule 144 and 1,754,520 shares, will be eligible for public sale without registration in June 2001 pursuant to Rule 144.

         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              Plan of Distribution

         The shares in this offering will be sold by the efforts of Mitchell Geisler, our president and the other officers and directors of LRS. They will not receive any commission from the sale of any shares. They will not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

        1. None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation,

        2. None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

        3. None of the selling persons are, at the time of participation, an associated person of a broker-dealer, and

        4.      All of the selling persons meet the conditions of paragraph (a)
                (4) (ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

         Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in LRS and a possible investment in the offering.

         We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

         This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.

Procedure of Subscription

         If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to LRS Capital Inc. A copy of this agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

         Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by LRS and considered assets of LRS once cleared by our bank. Subscription funds will not be deposited in an escrow account. Certificates for the shares purchased will be issued and distributed by our transfer agent, within ten business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by regular mail.

                                  Legal Matters


         Graubard Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     Experts

         Our financial statements have been included in the registration statement in reliance upon the report of Simon Krowitz Bolin & Associates, PA, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    Where You Can Find Additional Information

         We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                                                               LRS CAPITAL, INC.


                                                  (An Exploration Stage Company)


                                  ==============================================


                                                            Financial Statements


                                                December 31, 2000, 1999 and 1998

                                                              LRS CAPITAL, INC.

                                                               Table of Contents

===============================================================================

Independent Auditors' Report                                  F - 3

Financial Statements

     Balance Sheet                                            F - 5


     Statement of Operations and (Deficit) Accumulated
     During the Exploration Stage                             F - 6


     Statement of Shareholders' Equity                        F - 7

     Statement of Cash Flows                                  F - 8

     Notes to Financial Statements                            F - 9

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852







Independent Auditors' Report



To the Board of Directors of
LRS Capital, Inc.
Toronto, Ontario
CANADA



We have audited the accompanying balance sheet of LRS Capital, Inc. (a company in the exploration stage) as of December 31, 2000, 1999 and 1998 and the related statements of operations and (deficit) accumulated during exploration stage, shareholders' equity and cash flows for the period October 7 (inception) to December 31, 1998, the year ended December 31, 2000 and 1999 and the period from October 7, 1998 (inception) to December 31, 2000. These financial statements are the responsibility of LRS Capital's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LRS Capital, Inc. as of December 31, 2000, 1999 and 1998 and the results of its operations and cash flows for the period October 7 (inception) to December 31, 1998, the years ended December 31, 2000, 1999 and for the period October 7, 1998 (inception) to December 31, 2000 in conformity with generally accepted accounting principles.

As explained in Note 2 to the financial statements, the Company has changed its method of accounting for costs of mineral rights. Previously these costs were capitalized but are now expensed. The Company also expensed organization costs and is being charged certain expenses not previously charged. As explained in
Note 3, the Company corrected the method of recognizing expenses associated with a contract. The Company now recognizes these expenses ratably over the term rather than the annual payment due.







/s/Simon Krowitz Bolin & Associates, PA
    Rockville, Maryland








February 13, 2001

April 24, 2001
(as to Note 9, paragraph 3)

                                                                                                     LRS CAPITAL, INC.


                                                                                  (A Company in the Exploration Stage)


                                                                                                        BALANCE SHEET
----------------------------------------------------------------------------------------------------------------------
                                                       December 31, 1998       December 31, 1999    December 31, 2000
----------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
     Cash and Cash Equivalents                         $            200      $          2,505    $          4,401
     Prepaid Expenses (Note 9)                                        0                     0                  96
---------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                           $            200      $          2,505    $          4,497
=====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
     Accounts Payable                                  $              0      $          1,333    $         18,873
     Accrued Obligation to Wolfranium Corporation
      (Note 9)                                                        0                 1,539              11,203
     Due to Related Parties (Note 5)                              1,484                29,454              32,952
---------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                 1,484                32,326              63,028
---------------------------------------------------------------------------------------------------------------------

Shareholders' Equity
     Common Stock - $0.001 par value; 15,000,000
      shares authorized, December 31, 2000 - 2,654,720
      shares issued and outstanding (Note 6)                        900                   900               2,655
     Additional Paid in Capital                                    (400)                  800              35,335
     Deficit Accumulated during the Exploration
      Stage                                                      (1,784)              (31,521)            (96,521)
---------------------------------------------------------------------------------------------------------------------

Total Shareholders' Equity                                       (1,284)              (29,821)            (58,531)
---------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                                $            200      $          2,505    $          4,497
=====================================================================================================================

                                                             See Auditors' Report and Notes to Financial Statements.

                                                                                                   LRS CAPITAL, INC.


                                                                                (A Company in the Exploration Stage)


                                        STATEMENT OF OPERATIONS AND DEFICIT ACCUMULATED DURING THE EXPLORATION STAGE

                                                                                                     For the Periods
==============================================================================================================================
                                                      Inception to        Year Ended         Year Ended         Inception to
                                                    December 31, 1998  December 31, 1999  December 31, 2000  December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
Net Revenues                                       $                  $                  $                 $
Cost of Revenues
----------------------------------------------------------------------------------------------------------------------------
Gross Profit
----------------------------------------------------------------------------------------------------------------------------

General and Administrative
 Expenses
     Mineral Rights                                                           23,900             17,928            41,828
     Taxes                                                                       380                                  380
     Legal and Accounting                                                      3,987             39,111            43,098
     Transfer Agent                                                                               2,880             2,880
     Office                                                   300              1,200              1,200             2,700
     Compensation                                                                                 3,800             3,800
     Organization                                           1,484                                                   1,484
     Miscellaneous                                                               270                 81               351
----------------------------------------------------------------------------------------------------------------------------

Total                                                       1,784             29,737             65,000            96,521
----------------------------------------------------------------------------------------------------------------------------

(Deficit) from Operations                                  (1,784)           (29,737)           (65,000)          (96,521)
----------------------------------------------------------------------------------------------------------------------------

Investment Income

Net (Deficit)                                      $      (1,784)     $      (29,737)    $      (65,000)   $      (96,521)

Deficit Accumulated During the
 Development Stage at Beginning
 of Period                                         $                  $       (1,784)    $      (31,521)   $
----------------------------------------------------------------------------------------------------------------------------

Deficit Accumulated During the
 Development Stage at End of
 Period                                            $       (1,784)    $      (31,521)    $      (96,521)   $      (96,521)
----------------------------------------------------------------------------------------------------------------------------

Net Deficit per Share - Basic                      $        (0.00)    $        (0.03)    $        (0.03)
Net Deficit per Share - Diluted                    $        (0.00)    $        (0.03)    $        (0.03)

Shares Used in Per Share
 Calculation - Basic                                      879,019            900,200          1,897,940
Shares Used in Per Share
 Calculation - Diluted                                    879,019            900,200          1,897,940

                                                             See Auditors' Report and Notes to Financial Statements.

                                                                                                   LRS CAPITAL, INC.


                                                                                (A Company in the Exploration Stage)



                                                                                   STATEMENT OF SHAREHOLDERS' EQUITY
==================================================================================================================================
                                                                                        Deficit
                                                                       Additional    Accumulated
                                            Common Stock                Paid-in      During the                     Comprehensive
                                     Shares              Amount         Capital      Exploration Stage    Total        Income
==================================================================================================================================
Balance at October 7, 1998                          $              $                 $              $               $
Issuance of common stock to
 founders for proceeds of
 $200, October 9, 1998 (Note 6)        900,200            900              (700)                           200
Fair value of services
  performed (Note 6)                                                        300                            300
Comprehensive Income
     Net Income (Deficit)                                                                (1,784)        (1,784)     $   (1,784)
--------------------------------------------------------------------------------------------------------------------------------


Balance at December 31, 1998           900,200      $     900      $       (400)     $   (1,784)    $   (1,284)
--------------------------------------------------------------------------------------------------------------------------------

Fair value of services
  performed (Note 6)                                                      1,200                          1,200
Comprehensive Income
     Net Income (Deficit)                                                               (29,737)       (29,737)     $  (29,737)
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999           900,200      $     900      $        800      $  (31,521)    $  (29,821)
-------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock
 to Wolfranium Corporation,
 Inc. as compensation for a
 service agreement at the
fair value of securities issued,       7,500              8                 142                            150
 May 6, 2000 (Note 6)
Issuance of common stock to
 directors for payment of par
 value and compensation at the
 net fair value of securities
 issued, June 6, 2000 (Note 6)        200,000            200              3,800                          4,000
Issuance of common stock for
 conversion of related party
 balances owing to shareholders,
 June 6, 2000 (Note 6)              1,547,020          1,547             29,393                         30,940
Fair value of services performed
 (Note 6)                                                                 1,200                          1,200
Comprehensive Income
     Net Income (Deficit)                                                               (65,000)       (65,000)     $  (65,000)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000         2,654,720      $   2,655      $     35,335      $  (96,521)    $  (58,531)
--------------------------------------------------------------------------------------------------------------------------------
                                                See Auditors' Report and Notes to Financial Statements.


                                                                                              LRS CAPITAL, INC.


                                                                           (A Company in the Exploration Stage)


                                                                                       STATEMENT OF CASH FLOWS

                                                                                                For the Period
==============================================================================================================
                                      Inception to        Year Ended         Year Ended       Inception to
                                    December 31, 1998  December 31, 1999    December 31,    December 31, 2000
                                                                                2000
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
   Net Deficit                       $       (1,784)    $      (29,737)    $      (65,000)   $      (96,521)
   Adjustments to Reconcile
Net
    Deficit to Net Cash
Provided
    by (Used in) Operations
     Office                                     300              1,200              1,200             2,700
   Changes in Assets and
    Liabilities
     Prepaid Expenses                                                                 (96)              (96)
     Accounts Payable                                            1,333             17,540            18,873
     Accrued obligation to
      Wolfranium Corporation                                     1,539              9,664             7,441
--------------------------------------------------------------------------------------------------------------

NET CASH (USED) BY
 OPERATING ACTIVITIES                        (1,484)           (25,665)           (36,692)          (67,603)
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM
 FINANCING ACTIVITES
   Due to Related Parties                     1,484             27,970              3,498            18,514
   Issuance of Common Stock                     200                                35,090            35,290
--------------------------------------------------------------------------------------------------------------

NET CASH (USED) BY
 FINANCING ACTIVITIES                         1,684             27,970             38,588            53,804
--------------------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND
 CASH EQUIVALENTS                               200              2,305              1,896           (13,799)

CASH AND CASH EQUIVA-
 LENTS AT BEGINNING OF
 PERIOD                                                            200              2,505
--------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVA-
 LENTS AT END OF YEAR                $          200     $        2,505     $        4,401    $      (13,799)
--------------------------------------------------------------------------------------------------------------

SUPPLEMENTARY
 SCHEDULE OF NON-CASH
 OPERATING AND
 FINANCING ACTIVITIES
   Issuance of Common Shares
    for Services                     $                  $                  $       3,950    $        3,950
--------------------------------------------------------------------------------------------------------------
                                                             See Auditors' Report and Notes to Financial Statements.

                                                              LRS CAPITAL, INC.


                                           (A Company in the Exploration Stage)


                                                 NOTES TO FINANCIAL STATEMENTS

                                              December 31, 2000, 1999 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         History and Business Activity - LRS Capital, Inc. ("LRS Capital" or the "Company") is a exploration stage company with no current business operations. The Company was incorporated in the state of Delaware on October 7, 1998 under the name LRS Group Incorporated. On October 15, 1998, the name of the corporation was changed to LRS Capital, Inc. The Company has acquired certain mining claims.


         Cash and Cash Equivalents - Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

         Income Taxes - Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

         Basic and Diluted Net Deficit Per Share - Basic net deficit per share is computed using the weighted average number of common shares outstanding during the period. Diluted net deficit per share is also computed using the weighted average number of common shares outstanding during the period. The company has no convertible debentures or shares outstanding and no stock options or warrants outstanding.

         Impairment of Assets - Management reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management assesses impairment by comparing the carrying amount to individual cash flows. If deemed impaired, measurement and recording of an impairment loss is based on the fair value of the asset.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

         Comprehensive Income - In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which was adopted by the Company. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in an entity's financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. The Company has no significant components of other comprehensive income and accordingly, comprehensive income is the same as net income for all periods.

                                                         LRS CAPITAL, INC.


                                      (A Company in the Exploration Stage)


                                             NOTES TO FINANCIAL STATEMENTS

                                          December 31, 2000, 1999 and 1998


NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES

         During the third quarter of 2000, the Company adopted, on a retroactive basis to 1998 and all years after 1998, the accounting provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of), SOP 98-5 (Reporting on the Costs of Start-up Activities), SAB Topic 1:B (Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity), and APB Opinion No. 29 (Accounting for Nonmonetary Transactions). The Company adopted these accounting provisions on a retroactive basis to better portray the financial results of the Company in accordance with GAAP and SEC requirements and to better serve potential investors in the Company's initial registered offering. Earnings for 1998, 1999 and 2000 included additional charges of $1,487, $23,264 and $9,306, net of tax or ($0.00), ($0.03) and ($0.01) per fully diluted share, respectively to adjust the Company's results of operations for compliance with the accounting provisions adopted by the Company.

         The adoption of SFAS No. 121 resulted in the Company taking a charge to earnings for an investment in mineral rights that had previously been capitalized. The effect was to decrease 1999 and 2000 earnings by $22,361 and $5,054 or ($0.02) and ($0.00) per fully diluted share, respectively.

         The adoption of SOP 98-5 resulted in the Company taking a charge to earnings for organization costs that had previously been capitalized. The effect was to decrease 1998 earnings by $1,187 or ($0.00) per fully diluted share. The effect was to increase 1999 and 2000 earnings by $297 and $148 or $0.00 and $0.00 per fully diluted share, respectively.

         The adoption of SAB Topic 1:B resulted in the Company taking a charge to earnings for the estimated fair value of general and administrative expenses including rent that has been provided to the Company by shareholders, officers and directors of the Company without charge. The effect was to decrease 1998, 1999 and 2000 earnings by $300, $1,200 and $600 or ($0.00), ($0.00) and ($0.00) per fully diluted share, respectively.

         The adoption of APB Opinion No. 29 resulted in the Company taking a charge to earnings for common shares paid to three directors for compensation for services from the time of their appointment in 2000 through June 30, 2000. The effect was to decrease 2000 earnings by $3,800 or ($0.00) per fully diluted share.


NOTE 3 - CORRECTION OF ACCOUNTING ERROR

         During the fourth quarter of 2000, the Company corrected an error that had been made in recognizing certain expenses associated with the Wolfranium contract (refer to Note 9 for a full discussion of the Wolfranium contract). Previously, the Company had recognized expenses to Wolfranium on the date payments were due. The Company now recognizes expenses ratably over the life of the contract with Wolfranium. The Company restated its financial statements for 1999 and 2000. Earnings for 1999 and 2000 included additional charges of $1,539, and $5,998, net of tax or ($0.00) and ($0.00) per fully diluted share, respectively.

                                                             LRS CAPITAL, INC.


                                          (A Company in the Exploration Stage)


                                                 NOTES TO FINANCIAL STATEMENTS

                                              December 31, 2000, 1999 and 1998


NOTE 4 - INCOME TAXES

         Since the company has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 2000, 1999 and 1998, a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operating loss carryover of $65,000, $29,662 and $1,484 that expire in 2021, 2020 and 2019 respectively.


NOTE 5 - RELATED PARTY TRANSACTIONS

         Stockholders of the Company had outstanding loans due from the Company of $32,952, $29,454 and $1,484 at December 31, 2000, 1999 and 1998
         respectively. On June 6, 2000, the Company converted $30,940 of amounts due to related parties by issuing 1,547,020 common shares.



NOTE 6 - SHAREHOLDERS' EQUITY


         At December 31, 2000, the Company had 15,000,000 authorized common shares, $.001 par value.

         On October 9, 1998, the Company issued 200 common shares to its founders for proceeds of $200. At December 31, 1998, the Company had 900,200 common shares issued and outstanding after retroactive adjustment for the stock dividend described below.

         On October 28, 1999, the board of directors declared a 4,500 stock dividend for each common share issued and outstanding for shareholders of record on October 28, 2000. The stock dividend has been applied retroactively to prior periods. At December 31, 1999, the Company had 900,200 common shares issued and outstanding.

         On May 6, 2000, the Company issued 7,500 common shares to Wolfranium Corporation, Inc. ("WCI") or its proxies for services which were valued at $0.02 per share, or $150, the equivalent price paid on June 6, 2000 for the conversion of due to related party balances into common shares. Refer to Note 8 for a full discussion of the Wolfranium contract. On June 6, 2000, the Company issued 200,000 common shares to three directors for consideration of $200 and compensation for services from the time of their appointment in 2000 through June 30, 2000. Each common share was valued at $0.02, the equivalent price paid on June 6, 2000 for the conversion of due to related party balances into common shares, and a charge of $3,800 taken to general and administrative expenses, compensation. On June 6, 2000, the Company converted $30,940 of amounts due to related parties by issuing 1,547,020 common shares. At December 31, 2000, the Company had 2,654,720 common shares issued and outstanding.

         Since inception, the Company has recorded a monthly charge of $100 for the estimated fair value of general and administrative expenses including rent that has been provided to the Company by shareholders, officers and directors of the Company without charge. These expenses have been charged to the Company with a corresponding contribution to additional paid in capital.

                                                              LRS CAPITAL, INC.


                                           (A Company in the Exploration Stage)


                                                  NOTES TO FINANCIAL STATEMENTS

                                               December 31, 2000, 1999 and 1998


NOTE 7 - FINANCIAL INSTRUMENTS

         Fair Value - The carrying value of cash approximates fair value.

         Concentrations of Risk - Financial instruments that potentially subject the company to significant concentration of credit risk consist primarily of cash. The company's cash is held in a U.S. dollar checking account at a Canadian financial institution and does not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act. The company holds $200 in petty cash on its premises.


NOTE 8 - CONTINGENCIES

         Legal - The company is not currently aware of any legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.


NOTE 9 - CONTRACT WITH WOLFRANIUM CORPORATION, INC.

         On May 6, 1999, the Company entered into an agreement with WCI under which WCI will locate, stake out and record not less than 20 and not more than 40 mining claims within 30 business days of the date of the agreement that WCI believes to contain high concentrations of tungsten. WCI staked 30 unpatented claims for the Company pursuant to this contract and met its staking obligation.

         Per the terms of the contract, the Company has made cash payments to WCI of $8,000 in 1999 and $5,000 in 2000. The Company is obligated to pay additional cash amounts to WCI as follows:

         May 6, 2001                     $5,000
         May 6, 2002                     15,000
         May 6, 2003                     15,000
         May 6, 2004                     20,000
         May 6, 2005                     20,000
                                   -------------
                                        $75,000
                                   -------------

         WCI is responsible for maintaining the claims for the Company in accordance with state filing requirements. The primary maintenance activity is the physical act of paying the annual fees to the state and county. As long as the claims are held by or for the Company on the dates payment is due to WCI, the Company will be obligated to make the payments. The total payments to be made to WCI over the six-year life of the contract are expected to be $88,000. The Company recognizes expenses ratably over the term of the agreement, or approximately $1,222 per month or $14,667 per year from the date of the contract. Expenses increase the accrued obligation to Wolfranium Corporation. Payments made by the Company reduce the accrued obligation to Wolfranium Corporation. If total payments made exceed total expenses booked, then the Company records the difference as a prepaid expense. Amounts expensed were $14,664, $9,539 and $nil for the periods ending December 31, 2000, 1999 and 1998 respectively for a total of $24,203 for the period from inception to December 31, 2000. Accrued obligations to Wolfranium Corporation were $11,203, $1,539 and $nil at December 31, 2000, 1999 and 1998 respectively.

                                                           LRS CAPITAL, INC.


                                        (A Company in the Exploration Stage)


                                               NOTES TO FINANCIAL STATEMENTS

                                            December 31, 2000, 1999 and 1998


NOTE 9 - CONTRACT WITH WOLFRANIUM CORPORATION, INC. (Continued)

         As additional compensation, the Company has agreed to issue common shares to WCI. The Company was initially obligated to issue an aggregate of 120,000 common shares from May 6, 2000 through May 6, 2003 as follows:

         May 6, 2000                    30,000 shares
         May 6, 2001                    20,000 shares
         May 6, 2002                    30,000 shares
         May 6, 2003                    40,000 shares
                                   -------------------
                                       120,000 shares
                                   -------------------

         The number of shares to be issued is subject to an anti-dilution adjustment that requires either additional or fewer common shares to be issued if on the issuance date the number of common shares issued and outstanding is either greater than or less than 10,000,000 shares. On May 6, 2000, the 30,000 common shares owed to WCI was adjusted down to 2,700 common shares based on the ratio of 900,200 common shares outstanding to the 10,000,000 common share base provided for in the agreement. The 2,700 common shares owing to WCI have been issued. There are no additional common shares owing to WCI for the May 6, 2000 issuance date obligation. For the remainder of the agreement, 90,000 common shares are required to be issued if the total common shares outstanding are 10,000,000 on each issuance date. The actual number will be calculated on the issuance dates and may result in either fewer or more shares being issued using a ratio of the number of common shares outstanding on the issuance date to the 10,000,000 common share base specified in the agreement.

         The contract contains a clause that obligates WCI to pay a subscription price of $0.0001 per share issued. The Company has waived this clause.

         The Company accounted for the issuance of the 2,700 common shares as an expense at the time the payment was due to WCI at the fair value of the common shares issued. Fair value was calculated as $0.02 per share, or $54, and was based on the planned conversion of amounts due to related parties that occurred on June 6, 2000. WCI is responsible for maintaining the claims for the Company in accordance with state filing requirements. The primary maintenance activity is the physical act of paying the annual fees to the state and county. As long as the claims are held by or for the Company on the dates payment is due to WCI, the Company will be obligated to make the payments. The Company accounts for these payments as expenses at the time the payment is due to WCI. On May 6, 2000 WCI was issued an additional 4,800 common shares as an advance for future shares to be issued. The Company accounted for the advance of 4,800 common shares as a prepaid expense at the time of issuance at the fair value of the common shares issued using a fair value of $0.02, or $96. As long as the mining claims continue to be held by the Company, the Company anticipates recognizing the expense relating to the 4,800 shares on May 6, 2001. If the Company does not continue to hold the mining claims prior to May 6, 2001, the expense relating to the 4,800 shares will be recognized at the time the claims are terminated by the Company.

         The Company is also responsible for paying the filing and registration expenses of up to $260 per claim staked and the out-of-pocket expenses of WCI. In addition, if the prospects are developed, the Company will pay a net smelter royalty of two percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects. If the Company does not sell any minerals credited to its account by electing to hold on to the precious metals, a royalty of 2% will be due nonetheless, payable within 90 days of the crediting to the Company account.

                                                               LRS CAPITAL, INC.


                                            (A Company in the Exploration Stage)


                                                   NOTES TO FINANCIAL STATEMENTS

                                                December 31, 2000, 1999 and 1998


NOTE 9 - CONTRACT WITH WOLFRANIUM CORPORATION, INC. (Continued)

         The royalty payment obligation may be terminated by payment of specified amounts to WCI. To terminate the royalty obligation prior to May 6, 2005, the Company must pay $2,600,000, less all cash amounts theretofore paid by the Company to WCI. After May 6, 2005, the termination payment is $4,000,000, less all cash amounts paid by the Company to WCI.

         Obligations under the contract must be performed on the basis of "time is of the essence". Therefore, there is no ability for either party to not perform or make a payment later than obligated without being in breach of the contract. If the Company is in default under the contract, the remedy specified in the contract is that it will transfer and convey to WCI all of its right, title and interest in and to the mining claims and to all the mineral resources located therein to which the contract relates. In addition, in such default, WCI will retain all amounts previously paid to it and retain all shares previously issued to it under the contract. At December 31, 2000, the Company believed that it had met all its past obligations to WCI.


         On March 28, 2001, the Company was notified that the agreement with WCI was fully assigned to Platoro West, Incorporatied, a Nevada Corporation.

[back cover page]


         You should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.





LRS CAPITAL INC.